Exhibit 99.1 Press release

Contacts:

Andrew Graham

Chief Financial Officer

Trimeris, Inc.

(919) 806-4682

TRIMERIS REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER 2010

DURHAM, N.C. - August 12, 2010 - Trimeris, Inc., (Nasdaq: TRMS) or the "Company," today announced financial results for the quarter ended June 30, 2010, reporting net income of $1.3 million, or $0.06 per share, which was unchanged from the quarter ended June 30, 2009. Comparisons of net income between the quarters ended June 30, 2010 and June 30, 2009 are affected by a one-time adjustment in the second quarter of 2009 that increased operating expenses for that period by $496,000, as described below. Excluding the one-time adjustment, the Company would have reported adjusted net income of $1.8 million or $0.08 per share in the second quarter of 2009. A reconciliation of the differences between net income and adjusted net income is detailed in the table below.

For the six months ended June 30, 2010, the Company reported net income of $2.3 million, or $0.10 per share, compared with $3.4 million, or $0.15 per share for the six months ended June 30, 2009. Comparisons of net income between the periods are affected by two one-time adjustments in the first half of 2009. The first adjustment increased operating expenses by $496,000 and the second adjustment increased collaboration income by $1.1 million, as described below. Excluding these one-time adjustments, the Company would have reported adjusted net income of $2.8 million or $0.13 per share in the first half of 2009. A reconciliation of the differences between net income and adjusted net income in the six months ended June 30, 2009 is detailed in the table below.

Royalty revenue for the quarter ended June 30, 2010 was $1.6 million compared with $2.1 million for the quarter ended June 30, 2009. This decrease was driven by a decrease in net FUZEON sales outside the U.S. and Canada. Net sales of FUZEON outside the U.S. and Canada for the second quarter of 2010 were $14.6 million, down 25 percent from $19.4 million in the second quarter of 2009.

Collaboration income for the quarter ended June 30, 2010 was $1.6 million compared with $1.4 million for the quarter ended June 30, 2009. This increase was primarily driven by a decrease in selling and marketing expenses offset, in part, by a decrease in net sales of FUZEON® in the U.S and Canada. Net sales of FUZEON in the U.S. and Canada for the second quarter of 2010 were $8.0 million, down 18 percent from $9.7 million in the second quarter of 2009.

Operating expenses for the quarter ended June 30, 2010 were $1.1 million compared with $1.7 million for the quarter ended June 30, 2009. This decrease was primarily driven by a one-time real estate commission of $496,000 paid in connection with the release of the Company's obligations under the lease of the Company's former corporate office and research facility in the quarter ended June 30, 2009.

Cash, cash equivalents and investment securities available-for-sale totaled $46.9 million at June 30, 2010, compared to $48.4 million at December 31, 2009.

Earnings Conference Call and FUZEON Sales Releases

The Company will not be conducting a conference call in connection with this earnings release.

The Company's collaborative partner, Roche, no longer includes FUZEON sales results in their quarterly reports. Accordingly, the Company will no longer issue separate press releases announcing FUZEON sales results. FUZEON sales results will now be included in the Company's earnings releases.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Statement Regarding Adjusted (Non-GAAP) Financial Information

In addition to disclosing financial results calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company has reported adjusted net income and adjusted net income per share for the three and six months ended June 30, 2009, to allow investors to make meaningful comparisons of the Company's operating performance between periods. Adjusted net income and adjusted net income per share are not a substitute for or superior to net income calculated in accordance with GAAP.

Specifically, the Company adjusted its net income for the three months ended June 30, 2009, to eliminate the one-time real estate commission included in operating expenses. For the six months ended June 30, 2009, the Company adjusted its net income to (1) eliminate the one-time real estate commission included in operating expenses and (2) eliminate the one-time cost of goods sold credit included in collaboration income. The Company made no adjustments to net income for the three and six months ended June 30, 2010. See the table and accompanying footnotes below for a detailed reconciliation of GAAP and adjusted earnings.

(unaudited)	Three Months Ended	Six Months Ended
	June 30, 2009 [in thousands except per share amounts]	June 30, 2009 [in thousands except per share amounts]
Net income (GAAP)	$ 1,278	$ 3,411
One-time real estate commission, which increased operating expenses [1]	496	496
One-time Cost of Goods Sold Credit, which increased Collaboration Income [2]		(1,081)

Net income (Non-GAAP)	$ 1,774	$ 2,826
Diluted net income per share (GAAP)	$ 0.06	$ 0.15
Diluted net income per share (Non-GAAP)	$ 0.08	$ 0.13

[1] In May 2009, the Company entered into an agreement releasing it from future lease obligations relating to the former corporate office and research facility. In the second quarter of 2009, the Company expensed a one-time real estate commission of $496,000 in connection with this agreement.

[2] During 2008, the Company recorded a reserve for 2008 excess capacity charges in the amount of $4.1 million to be shared equally between Roche and the Company. In the first quarter of 2009, Roche informed the Company that actual excess capacity charges for 2008 were $1.9 million. The difference of $2.2 million was recorded by the collaboration as a credit to cost of goods sold for the first quarter of 2009. The Company's share of this credit was $1.1 million. This amount was recorded by the Company in the first quarter of 2009, which had the effect of increasing collaboration income in that period. The Company is disputing with Roche the remainder of the excess capacity charges for 2008 and 2009. The resolution of this dispute may result in an increase or decrease to cost of goods sold for the collaboration in future periods.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the Company is dependent on third parties for the sale, marketing and distribution of its drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of its products; the results of its previous clinical trials are not necessarily indicative of future clinical trials; and its drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 16, 2010.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue:
Milestone revenue	$ 66	$ 66	$ 132	$ 132
Royalty revenue	1,616	2,141	3,521	4,110
Collaboration income [1]	1,579	1,411	2,740	3,853
Total revenue and collaboration income	3,261	3,618	6,393	8,095

Operating expenses:
General and administrative	1,135	1,679	2,567	3,136
Gain on disposal of equipment	--	--		(23)
Total operating expenses	1,135	1,679	2,567	3,113

Operating (loss) income	2,126	1,939	3,826	4,982

Other income (expense)
Interest income	19	115	33	279
Gain on investments	-	23	-	57
Interest expense	(65)	(64)	(130)	(128)
Total other income (expense)	(46)	74	(97)	208

Income before taxes	2,080	2,013	3,729	5,190
Income tax expense	735	735	1,396	1,779

Net income	$ 1,345	$ 1,278	$ 2,333	$ 3,411

Basic net income per share	$ 0.06	$ 0.06	$ 0.10	$ 0.15

Diluted net income per share	$ 0.06	$ 0.06	$ 0.10	$ 0.15

Weighted average shares outstanding - basic	22,320	22,320	22,320	22,285
Weighted average shares outstanding - diluted	22,326	22,320	22,327	22,285

Notes:

[1] Collaboration income represents the Company's share of the net operating results from the sale of FUZEON in the United States and Canada under the Company's Development and License Agreement with F.Hoffmann-La Roche, Ltd. ("Roche"), the Company's collaboration partner. These net operating results consist of net sales less cost of goods (gross margin), less selling and marketing expenses, other costs related to the sale of FUZEON and development expenses or post marketing commitments.

The Company entered into negotiations with Roche, in accordance with the Development and License Agreement, related to excess capacity charges and cost of goods sold variances for 2008 and overall cost of goods sold for 2009 and 2010. These negotiations are ongoing today. Accordingly, the Company cannot accurately determine if cost of goods sold as a percentage of net sales will increase, decrease or remain the same in the future and the Company cannot be certain when a final resolution will be reached. Depending upon the resolution of the Company's negotiations with Roche, cost of goods sold may increase or decrease in future periods.

During 2008, the Company recorded a reserve for 2008 excess capacity charges in the amount of $4.1 million to be shared equally between Roche and the Company. In the first quarter of 2009, Roche informed the Company that actual excess capacity charges for 2008 were $1.9 million. The difference of $2.2 million was recorded by the collaboration as a credit to cost of goods sold for the first quarter of 2009. The Company's share of this credit was $1.1 million. This amount was recorded by the Company in the first quarter of 2009, which had the effect of increasing collaboration income in that period. The Company is disputing with Roche the remainder of the excess capacity charges for 2008 and 2009. The resolution of this dispute may result in an increase or decrease to cost of goods sold for the collaboration in future periods.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]

(unaudited)

	June 30, 2010	December 31, 2009
Assets
Cash, cash equivalents and short-term investment securities available-for-sale	$ 46,880	$ 48,440
Other current assets	2,943	2,782
Total current assets	49,823	51,222
Total other assets	8,859	9,036
Total assets	$ 58,682	$ 60,258
Liabilities and Stockholders' Equity
Total current liabilities	$1,643	$6,017
Long term portion of deferred revenue	907	1,039
Accrued marketing costs	18,658	18,528
Accrued compensation - long-term	96	142
Total liabilities	21,304	25,726

Total stockholders' equity	37,378	34,532
Total liabilities and stockholders' equity	$ 58,682	$ 60,258

FUZEON Net Sales

(Recognized by Roche, the Company's collaborative partner)

[$ in millions]

(unaudited)

The table below presents net FUZEON sales by quarter beginning in the first quarter of 2009:
(millions)	2010
	Q1	Q2	Q3	Q4	Total
U.S/Canada Net Sales	$7.2	$8.0
Ex. U.S/Canada Net Sales	17.3	14.6
Global Net Sales	$24.4	$22.7
Brazil Purchase*	$7.8	$8.0

	2009
	Q1	Q2	Q3	Q4	Total
U.S/Canada Net Sales	$10.0	$9.7	$10.4	$9.0	$39.1
Ex. U.S/Canada Net Sales	17.8	19.4	19.4	16.5	73.1
Global Net Sales	$27.8	$29.1	$29.8	$25.5	$112.2
Brazil Purchase*	$7.1	$8.0	$7.8	$7.6	$30.4

(numbers may not add due to rounding)

*included in Ex. U.S/Canada Net Sales and Global Net Sales

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